EXHIBIT 12

WEYERHAEUSER COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended 2010	2009	2008	2007	2006
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$535	$(306)	$(2,298)	$73	$1,742
Add: interest portion of rental expense	28	42	43	42	40
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	12	21	199	199	(39)
Available earnings (loss)	$575	$(243)	$(2,056)	$314	$1,743
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$401	$457	$466	$564	$506
Weyerhaeuser Real Estate Company and other related subsidiaries	28	35	60	65	67
Subtotal	429	492	526	629	573
Less: intercompany interest	(4)	(5)	(15)	(8)	(12)
Total interest expense incurred	425	487	511	621	561
Amortization of debt expense	6	7	7	8	11
Interest portion of rental expense	28	42	43	42	40
Total fixed charges	$459	$536	$561	$671	$612
Ratio of earnings to fixed charges	1.25				2.85
Coverage deficiency	$—	$779	$2,617	$357	$—

WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended 2010	2009	2008	2007	2006
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$501	$(379)	$(2,347)	$16	$1,668
Add: interest portion of rental expense	25	35	34	32	33
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	10	17	41	173	6
Add (deduct): undistributed earnings (losses) before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(41)	303	1,422	(150)	(711)
Add: dividends paid to Weyerhaeuser	—	—	—	—	—
Available earnings (loss)	$495	$(24)	$(850)	$71	$996
Fixed charges:
Interest expense incurred	$401	$457	$466	$564	$506
Amortization of debt expense	6	7	7	8	11
Interest portion of rental expense	25	35	34	32	33
Total fixed charges	$432	$499	$507	$604	$550
Ratio of earnings to fixed charges	1.15				1.81
Coverage deficiency	$—	$523	$1,357	$533	$—